VIII EMPLOYEE TRADING

Federal securities regulations require all investment advisers to maintain and enforce a written code of ethics and certain internal procedures and reporting requirements with respect to personal securities transactions. As an officer, director or employee of BIFC you are required to read and understand the following policies and Code of Ethics under which you are subject to certain procedures, prohibitions, and reporting requirements in regard to your personal securities transactions. All employees, officers and directors of BIFC are deemed to be access persons with respect to these matters. That is, every person at BIFC is deemed to have access to investment information regarding the purchase or sale of securities for client accounts. As such, you will be required to pre-clear your personal securities transactions, as set forth below, and you will be required to complete a Personal Securities Transaction Report at the end of each quarter.

In addition these policies also incorporate prohibitions with respect to insider trading, front running, and other misuse of material, non-public information as stipulated under the Insider Trading and Securities Fraud Enforcement Act of 1988. These prohibitions are also applicable to all officers, directors and employees of BIFC.

Please review this section of your handbook carefully, as it is extremely important that you understand your responsibilities under these policies. Should you have any questions please contact the compliance officer or the President of BIFC.

POLICY STATEMENT ON INSIDER TRADING

Bay Isle Financial Corporation (BIFC) forbids any officer, director or employee from trading, either personally or on behalf of others (such as private accounts managed by BIFC), on material nonpublic information or from communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." BIFC's policy applies to every officer, director and employee, and extends to activities within and outside their duties at BIFC. Every officer, director and employee must read and retain this policy statement. Any questions regarding BIFC's policy and procedures should be referred to Gary Pollock or William Schaff of BIFC.

The term INSIDER TRADING is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an insider) or to communications of material nonpublic information to others.

While the law concerning insider trading is not detailed or specific, it is generally understood that the law prohibits:

         o trading by an insider while in possession of material nonpublic information;

         o trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

         o communicating material nonpublic information to others, including clients and employees.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have questions, you should consult Gary Pollock or William Schaff.

Who is an Insider?

The concept of INSIDERS is broad. It includes officers, directors, and employees of a company. In addition, a person can be a TEMPORARY INSIDER if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, bank lending officers, the employees of such organizations and contractors. In addition, BIFC may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. MATERIAL INFORMATION is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Bases of Liability

Fiduciary Duty Theory -- In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. (Chiarella V. U.S., 445 U.S. 22
(1980)).

In Dirks V. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:
They can enter into a confidential relationship with the company through which they gain information (e.g., attorney's, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who violated his fiduciary duty to the company's shareholders.

However, in the TIPPEE situation, a breach of duty occurs only if the insider benefits personally, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future profits or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory -- Another basis for insider trading liability is the misappropriation theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person. In U.S. v. Carpenter, supra, the court found that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, for both the individuals involved in such unlawful conduct and their employers. A person can be subject to the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

         o        civil injunctions;

         o        treble damages;

         o        disgorgement of profits;

         o        jail sentences;

         o for the person who committed the violation, fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

         o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by BIFC, including dismissal of the personnel involved.

POLICY STATEMENT ON PERSONAL TRADING

Intent of this Policy

In addition to avoiding trading based on insider information, it is the intent of this policy that BIFC employees not trade for their own accounts in a manner detrimental to any client or to the performance of a client's account, and that they may not trade in such a way as to create an advantage for the employee.

What Other Trading Practices Must be Avoided?

The main practice that must be avoided is trading in front of any block for which you have knowledge -- buying or selling -- in advance of large trades for client accounts ("front-running"). However, such personal trades may be aggregated with the block trades utilized for clients so that no disadvantage occurs for the client and no advantage occurs to the employee.

Therefore, it is BIFC's policy that clearance must be obtained for personal trades of any security. The intent here is to require prior approval for any trades that potentially could cause changes in the market price of the security in question. However, as outlined in the Procedures section, profitable short term trading is prohibited.

POLICY STATEMENT ON GIFTS

In the course of fulfilling the responsibilities of your position, many of you will routinely deal with issuers of securities, broker/dealers, and other business associates of Bay Isle and its clients. Such relationships can result in the individual being offered or given unusual investment opportunities, perquisites, or gifts from persons doing or seeking business with Bay Isle or its clients. All such offers and gifts which are more than de minimus in value should be declined or returned in order to prevent a situation which might compromise or appear to compromise the exercise of independent and objective judgment on behalf of Bay Isle's clients.

PROCEDURES TO IMPLEMENT BIFC'S POLICY

The following procedures have been established to aid officers, directors and employees of BIFC in avoiding improper trading, and to aid BIFC in preventing, detecting and imposing sanctions against improper trading. Every officer, director and employee of BIFC must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. You should consult Gary Pollock or William Schaff if you have any questions.

Identifying Inside Information

Before trading for yourself or others, including private accounts managed by BIFC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         o Is the information material? Would an investor consider this information important in making his or her investment decisions? Would this information substantially affect the market price of the securities if disclosed generally?

         o Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications or general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

         1.       Report the matter immediately to Gary Pollock or William
                  Schaff.

         2. Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by BIFC.

         3. Do not communicate the information inside or outside BIFC, other than to Gary Pollock or William Schaff.

         4. After Gary Pollock or William Schaff has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Personal Securities Trading

All officers, directors, employees and consultants of BIFC shall obtain clearance from Gary Pollock or William Schaff by 4:00 PM one day prior to effecting securities transactions of

         o        any securities, or

         o        bonds

         o        any derivative security

that are beneficially owned or to become owned by such person. However, if the transaction is aggregated with a client block it may be executed immediately with the employee obtaining same day clearance subsequent to the trade. The term beneficially owned is defined in Appendix B. Examples of transactions by officers, directors, employees and consultants of BIFC which require your approval are

         o        transactions for themselves

         o        transactions for immediate family members living with them

         o        transactions for corporations for which they are a director

         o        transactions for partnerships for which they are a partner

         o        transactions for trusts for which they are a beneficiary

         o transactions for trusts for which they are trustee, but only if they have a beneficial interest

Exceptions to the rule are

         o        mutual funds, including money market funds

         o        treasuries

The details of the Employee Trading Procedures are attached as Appendix A.

To facilitate the audit process, all employee securities trading accounts must either be contained in BIFC's portfolio database, or BIFC must receive duplicate confirms or monthly statements directly from the brokerage company. Gary Pollock or William Schaff or the firm's compliance officer shall notify the officer, director, employee or consultant promptly of clearance or denial of clearance to trade.

However, no employee may sell (or buy) any security which he or she has bought (or sold) within the past five trading days unless a loss is realized on closing the position.

In addition, employees should not knowingly trade in a specific security if the trade would occur within the period three days before a block trade for clients is to be placed.

All employees, officers and directors of Bay Isle are prohibited from acquiring any security in an initial public offering or in a private placement without prior written approval. Requests for such approval should be made to the President.

Also, all persons deemed to be access persons for purposes of their involvement with the Berger InformationTechnology Fund and Undiscovered Managers REIT Fund must adhere to their respective codes of ethics if they are more restrictive. (In the case of the Technology Fund, the code of ethics will be that of Berger Associates.)

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within BIFC, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be held in strictest confidence, and access to computer files containing material nonpublic information should be restricted.

Restriction on Gifts

All employees, officers and directors are prohibited from receiving on an annual basis any gifts or other things of value from any person or entity that does business with Bay Isle which in total could reasonably be valued above $200. However, this policy does not apply to customary business meals or entertainment, or promotional items that are consistent with customary business practices in the industry.

Resolving Issues Concerning Improper Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any actions, it must be discussed with Gary Pollock or William Schaff before trading or communicating the information to anyone.

SUPERVISORY PROCEDURES

Implementation and maintenance of BIFC's policy and procedures against improper trading are critical. Supervisory procedures can be divided into three classifications: (a) prevention of improper trading, (b) detection of improper trading, and (c) monitoring of employee trading.

Prevention of Improper Trading Practices

To prevent improper trading, Gary Pollock and William Schaff should:

         o provide, on a regular basis, an educational program to familiarize officers, directors and employees with BIFC's Employee Trading Policy and Procedures;

         o answer questions regarding BIFC's Employee Trading Policy and Procedures;

         o resolve issues of whether information received by an officer, director, or employee of BIFC is material and nonpublic;

         o review on a regular basis and update as necessary BIFC's Employee Trading Policy and Procedures;

         o when it has been determined that an officer, director or employee of BIFC has material nonpublic information,

                    - implement measures to prevent dissemination of such information

                    - restrict officer, directors, employees and consultants from trading the securities; and

         o review promptly and either approve or disapprove in writing each required written request of an officer, director, employee or consultant to trade in any security. The reason for either approval or disapproval will be noted on the trading request. Prior to approval, the reviewing officer will check Bay Isle's trade inventory for the specific security to ensure that no measurable element of front-running occurs. BIFC may authorize its chief trader to make such reviews and determinations.

Detection of Improper Trading Practices

To detect improper trading, the compliance officer will:

         o review the trading activity done by each officer, director, employee and consultant;

         o review the trading activity of private accounts managed by BIFC;

         o        review the trading activity of BIFC's own account; and

         o coordinate the review of such reports with other appropriate officer, directors, employees and consultants of BIFC.

Special Reports to Management

Promptly, upon learning of a potential violation of BIFC's Employee Trading Policy and Procedures, the compliance officer should prepare a written report to BIFC's Board of Directors providing full details and recommendations for further action.

Penalties for violation of these trading policies may include disgorgement of profits, sanctions with consequent salary effects, and/or termination. However, at a minimum the first violation for an individual in a calendar year will result in a one-time salary reduction at $300.

ACKNOWLEDGMENT OF EMPLOYEE TRADING POLICY

I have read and understand BIFC's policy statement on trading procedures and will comply in all respects with such procedures.


---------------------------------           ------------------------
Signature                                             Date


---------------------------------
Print Name

IX CODE OF ETHICS

Bay Isle is committed to conducting our business honestly, both internally and externally. The following Code of Ethics for employees is closely patterned after that recommended by the Association for Investment Management and Research
(AIMR). It has been altered slightly to encompass the broad range of activities that occur within Bay Isle's operations.

There are three basic fiduciary principles contained in our Code. These are:

         1. The duty at all times to place the interests of clients first. Employees must scrupulously avoid serving their personal interests ahead of those of the client.

         2. The requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility.

         3. The fundamental principle that employees should not take inappropriate advantage of their positions.

CODE OF ETHICS

         1. Each employee should conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients, employers and fellow employees.

         2. All employees should conduct themselves and encourage others to conduct themselves in a professional and ethical manner that will reflect credit on themselves, their fellow employees and BIFC as a whole.

         3. Each employee should act competently and strive to improve their competence and that of fellow employees.

         4. Each employee should use proper care and exercise independent professional judgment.

STANDARDS OF PROFESSIONAL CONDUCT

         1. All employees must become familiar with the AIMR Code of Ethics.

         2. All employees must maintain a working knowledge of and comply with all applicable laws, rules and regulations of any government, governmental agency or regulatory body.

         3. No employee shall knowingly assist others (client, employer or fellow employee) in violating any applicable laws, regulations or ethical codes.

         4. All employees must comply with all laws and regulations relating to the use and communication of material nonpublic information. The Bay Isle Insider Trading Policy describes in detail the procedures that must be followed.

         5. Any employee with supervisory responsibility must exercise reasonable supervision over subordinates to prevent any violation of applicable laws, regulations or rules. The supervisor must ensure that adequate written procedures have been established and are followed.

         6. Any employee responsible for portfolio management must ensure that adequate records are maintained to support the appropriateness and suitability of their recommendations and actions. Factors to be considered include the needs and circumstances of the client, the basic characteristics of the investment involved and the basic characteristics of the portfolio.

         7. No employee shall make any statements, orally or in writing, which misrepresent the services that Bay Isle provides, the qualifications of the people or BIFC, the investment performance that the employee or BIFC has accomplished or can reasonably be expected to accomplish or the expected performance of any investment.

         8. In presenting performance data, each employee shall make every reasonable effort to ensure that such performance information is a fair, accurate and complete representation of the performance of the investments. To the extent possible, all performance data should conform to AIMR standards.

         9. Each employee must act in a manner that is consistent with treating each client fairly when disseminating investment recommendations, communicating material changes in prior investment advice and taking investment action. The Bay Isle Fair Treatment Policy describes in detail the procedures that must be followed.

         10. All employees must conduct themselves in such a manner that transactions for the client have priority over personal transactions, and so that their personal transactions do not operate adversely to the interests of the client.

         11. Each employee must disclose to Bay Isle all matters that could reasonably cause them to render anything but an unbiased and objective recommendation or opinion.

         12. No employee shall undertake independent work for compensation by rendering a service currently made available by Bay Isle unless they have received prior written consent from Bay Isle.

         13. All employees must preserve the confidentiality of information communicated by the client. In the case of illegal activities there may be an obligation to consult with a supervisor and, in conjunction with advice of legal counsel, report such activities to appropriate authorities.

         14. Each employee, in relationships with clients, shall exercise their appropriate fiduciary duty. In general this is a duty of loyalty and use of reasonable care. It is directed against conflicts of interest and utilizing opportunities for one's own benefit and, in the case of pensions, it requires that investments be managed for the exclusive benefit of the beneficiaries and not the sponsor.

FAIR TREATMENT OF CLIENTS POLICY

Since it is physically impossible to implement recommendations simultaneously for all clients, fair treatment does not mean virtually the same treatment in all cases. However, all employees of Bay Isle have an obligation to ensure that clients for whom an investment recommendation is suitable, or who have a known interest in it, are treated fairly in the sense that preferred or favorable status is not given to certain clients to the detriment of others. Every effort should be made to implement and, where appropriate, to communicate quickly, any investment idea that is suitable for the client as simultaneously as possible within reasonable limits defined by communications technology.

Procedures

         1. Keep the time between (a) when a decision to recommend an investment, change an opinion or change a portfolio and (b) when the action is undertaken as short as possible.

         2. Avoid acting on behalf of yourself or any clients prior to your advising Bay Isle's investment committee of your new recommendation.

         3. Since "front running" (buying or selling a position before implementing a recommendation for clients) may violate fair trading principles each employee must wait three days between the time a new recommendation or opinion change is made and the time the employee may trade in those securities in their own or related accounts. Alternatively, any new employee may ask that their transaction be added to a "block" trade that will be made for a group of clients. Employees may buy or sell securities for their own accounts after such three-day period, provided that Bay Isle's other procedures are followed, such as pre-clearance for trades when required.

         4. Maintain a list of clients who hold each security on the current "approved for purchase or sale" list.

         5. Review accounts periodically to make sure no one is receiving preferential treatment.

         6. Execute orders in such a fashion that all clients are treated fairly. When orders are placed for more than one client, every effort must be made to ensure that each client pays a pro rata share of total cost.

         7. Make sure that one account is not bailing out another from a bad investment (contra-trading).

         8. Disclose to all clients any difference in levels of service offered or fees paid. Care must be taken to treat different types of customers in an equitable manner notwithstanding this disclosure.

ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH

(As amended and restated May 5, 1996)

The Code of Ethics

Members of the Association for investment Management and Research shall:

         o Act with integrity, competence and dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees and fellow members.

         o Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

         o Strive to maintain and improve their competence of others in the profession.

         o Use reasonable care and exercise independent professional judgment.

The Standards of Professional Conduct

STANDARD I: FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency or professional association governing the members' professional activities.

B. Not knowingly participate or assist in any violation of such laws, rules or regulations.

STANDARD II: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A.       Use of Professional Designation.

         1. Membership in the AIMR, the Financial Analyst Federation (FAF) or the Institute of Chartered Financial Analysts (IFCA) may be referenced by members of these organizations only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

         2. Holders of the Chartered Financial Analyst designation may use the professional designation "Chartered Financial Analyst" or the mark "CFA", and are encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the designation.

         3. Candidates may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate for the CFA designation and may not imply that the candidate has achieved any type of partial designation.

B.       Professional Misconduct.

         Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness or professional competence.

C.       Prohibition against Plagiarism.

         Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A.       Obligation to Inform Employer of Code and Standards. Members shall:

         1. Inform their employer, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

         2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

B.       Duty to Employer.

         Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C.       Disclosure of Conflicts to Employer.

         Members shall:

         1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

         2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D.       Disclosure of Additional Compensation Arrangements.

         Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E.       Responsibilities of Supervisors.

         Members with supervisory responsibility, authority or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures designed to detect and prevent such violations.

STANDARD IV: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A.       Investment Process.

         1.       Reasonable Basis and Representations.

                  Members shall:

                  a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

APPENDIX A

EMPLOYEE TRADING PROCEDURES


Summary

The following are the procedures every employee will adhere to for compliance with Bay Isle's trading policy.

Procedures

     I.   Approvals

          A. Transaction approval requests are required for trading all securities, bonds and derivative security transactions, regardless of quantity.

          B. All requests must be submitted to Compliance Officer by 4:00 PM on the day prior to the intended transaction.

               1. Approval requests can be made by email or by filling out the Transaction Approval Requests located at the Compliance Officer's desk.

                    a. Emails should contain nature of transaction (purchase/sale), quantity, and security name with (symbol).

          C. An email will be sent to all Bay Isle employees by 4:30 PM listing the transactions that are approved for the following day.

          D.   Block trades

               1. If a block trade is planned for the next day, a note will be added to the security stating:

                    a. "Aggregate with block trade" - for employees trading through BIFC trade desk.

                    b. "Hold for completion of block trade" - for employees with outside accounts.

                         o In this case, it is the employee's responsibility to confirm the completion of the block trade with Bay Isle's trade desk.

               2. If an employee transaction has been rejected due to the possibility of a pending block trade, the security will be omitted from the approval list.

                         o It becomes the employee's responsibility to inquire as to the status of the block trade and resubmit an approval request for the security.

               3. BIFC trade desk will send out an e-mail notifying all employees of all block trades.

                    a. A block is deemed to consist of (1) five or more accounts and (2) an aggregate of a minimum of 5,000 shares.

                    b. Employees may immediately aggregate a personal trade with a client block.

                         o Subsequent to the block trade the employee must submit a transaction approval request, noting that it is for a trade already executed with a client block.

                    c. Employees not using the BIFC trade desk must still submit a transaction approval request one day prior to trading a security for which Bay Isle is executing a block trade.

     II.  Trading

          A.   Employees have the option to trade their accounts personally.

          B.   When using Bay Isle's trade desk for approved requests.

               1. Employees will submit their trade sheets only upon receiving the approval email.

               2.   Attach a copy of the approval email to the trade sheet.

     III. Reporting

          A. All Bay Isle employees are required to fill out a Personal Securities Transaction Report quarterly.

               1. Forms are located on BIFNET, HR section, or with Compliance Officer.

               2. Submit report to the Compliance Officer within eight days following quarter end.

               3. Employees with no reportable transactions must initial that line, sign and submit form.

               4. Employees whose accounts are with Bay Isle may attach a copy of their Purchase and Sales report for the quarter rather than filling out the included table.

          B. All Bay Isle employees are required to fill out a Personal Holdings Report quarterly.

               1. Forms are located on BIFNET, HR section, or with Compliance Officer.

               2. Submit report to the Compliance Officer within eight days following quarter end.

               3. Employees with no reportable transactions must initial that line, sign and submit form.

               4. Employees whose accounts are with Bay Isle may attach a copy of their Purchase and Sales report for the quarter rather than filling out the included table.

APPENDIX B

BENEFICIAL OWNER DEFINITION

For purposes of the BIFC Employee Trading Policy, a "beneficial owner" shall mean any director, officer or employee who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from a transaction in the subject securities. The term "beneficial ownership" of securities would include not only ownership of securities held by a director, officer or employee for his or her own benefit, whether in bearer form or registered in their name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, securities owned by a partnership in which he or she is a member if they may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation that he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by a director, officer and employee for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a director, officer or employee is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a director, officer or employee where such person enjoys "benefits substantially equivalent to ownership". The U.S. Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily result in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A director, officer or employee also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains there from benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a director, officer or employee may in itself indicate the director, officer or employee would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives of the director, officer or employee or his or her spouse who share the same home as the director, officer or employee will be treated as being beneficially owned by the director, officer or employee.

A director, officer or employee also is regarded as the beneficial owner of securities held in the name of a spouse, minor child or other person, even though he or she does not obtain there from the aforementioned benefits of ownership, if they can vest or revest title in themselves at once or at some future time.


Bay Isle Financial Corporation Employee Handbook